UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2008

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Coastal Banking Company, Inc.

(Exact name of registrant as specified in its charter)

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South Carolina	000-28333	58-2455445
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

36 Sea Island Parkway, Beaufort, South Carolina 29902

(Address of Principal Executive Office) (Zip Code)

(843) 522-1228

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2008, the Company, CBC National Bank and Michael Sanchez entered into a restated employment agreement. The restated employment agreement supersedes the employment agreement among the Company, First National Bank of Nassau County and Mr. Sanchez dated April 6, 2005. The primary purpose of the restated employment agreement was to conform the provisions of the prior employment agreement with federal tax law requirements governing the time and form of payments made under certain compensatory arrangements. The federal tax law requires that written documentation reflecting such arrangements be in place by January 1, 2009.

Pursuant to the restated employment agreement, Mr. Sanchez serves as the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of CBC National Bank. The agreement continues the five-year term of the prior employment agreement that commenced on October 1, 2005 and, thereafter, automatically renews for successive one-year periods unless either party provides written notice at least 90 days prior to the expiration of the current term.

Mr. Sanchez’s annual base salary as of the effective date of the restated employment agreement was $201,000. The Board of Directors is to review Mr. Sanchez’s base salary every year and may increase it from time to time. Mr. Sanchez is also eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of the Company, subject to a number of conditions and provided that the annual bonus is not to exceed 50% of the base salary paid to Mr. Sanchez as long as CBC National Bank maintains the existing, or a similar, supplemental retirement arrangement for Mr. Sanchez. Mr. Sanchez is also entitled to the payment of life insurance premiums, the use of an automobile, and the opportunity to participate in all of the retirement, deferred compensation, equity incentive, welfare, and other benefit plans and programs maintained by the Company or CBC National Bank.

If Mr. Sanchez resigns for a good reason or is involuntarily terminated without cause (as those terms are defined in the restated employment agreement), Mr. Sanchez will be entitled to all accrued compensation; a pro rata portion of the current year target bonus; severance compensation in an amount equal to 200% of his then current annual base salary, payable in a lump sum; the continuation of benefit plan coverages at the employer’s expense for a period of 12 months following termination; and the automobile provided under the agreement free of any liens.

If Mr. Sanchez’s employment is terminated (i) involuntarily without cause following a change in control (as defined in the agreement); (ii) voluntarily by Mr. Sanchez for any reason within 12 months following a change in control; or (iii) voluntarily by Mr. Sanchez for good reason following a change in control, or before a change in control if he can demonstrate that an event causing good reason was done in connection with the change in control, Mr. Sanchez will be entitled to all accrued compensation; a pro rata portion of the current year target bonus; severance compensation equal to 2.99 times the average of the three highest calendar years of annual compensation paid to Mr. Sanchez in the five consecutive calendar-year period ending immediately prior to the calendar year in which the termination occurs, payable in a lump sum; the continuation of benefit plan coverages at the employer’s expense for a period of 12 months following termination; and the automobile provided under the agreement free of any liens. Payments made to Mr. Sanchez in connection with a change in control are to be reduced to the extent necessary to avoid being characterized as “excess parachute payments” under Section 280G of the Internal Revenue Code.

To comply with new federal tax law requirements, certain payments made to Mr. Sanchez in connection with a termination of employment may be delayed for up to six months from the effective date of termination.

During his employment and for a period of 12 months thereafter, Mr. Sanchez is prohibited from using or disclosing confidential information of the Company and CBC National Bank.  In addition, during his employment and for a period of 24 months thereafter, Mr. Sanchez is prohibited from, subject to limited exceptions, (a) competing with the Company or CBC National Bank by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35-mile radius of the Company’s or CBC National Bank’s main office; (b) soliciting customers for a competing business; or (c) soliciting employees for a competing business. These restrictions against soliciting customers and personnel, however, will not apply following a change in control.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

No.	Description
10.1	Restated Employment Agreement between Coastal Banking Company, Inc., CBC National Bank and Michael Sanchez, dated December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANKING COMPANY, INC.

Dated: January 5, 2009	By:	/s/ MICHAEL SANCHEZ
Michael Sanchez
President and Chief Executive Officer